SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 13, 2004

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN 55422-4837
(Address of Principal Executive Offices) (Zip Code)

(612) 520-8500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.                                                             Other Events and Regulation FD Disclosure.

On April 13, 2004, the following article was published in the Star Tribune.  The article was written by Neal St. Anthony and appeared on page one of the Business section under the title “On Business: Once Again, Morgan Delivers the Goods.”

“Chief Executive John Morgan might be the best shareholder value in town.”

Since he acquired control of little Winmark Corp., the parent of Play It Again Sports and other franchised retailers in 2000, performance has turned around and the return on equity has averaged more than 30 percent annually.

Morgan is paid a flat $100,000 a year and has yet to put in for any expenses.

Morgan, who started buying the stock in the $5-to-$7 range in 2000, now controls nearly a quarter of the Golden Valley-based company, which is valued at $24.25 per share, or a market value of nearly $140 million.

His management team, headed by President Steve Briggs, whom Morgan recruited from Valspar Corporation, sold the headquarters building, trimmed corporate staff at what was then an unprofitable outfit, jettisoned a lagging retail operation and shuttered or closed marginal stores.

For the board, Morgan recruited Kirk MacKenzie, a long-time friend and partner at Winthrop Resources, and Paul Reyelts, another long-time friend and veteran chief financial officer of Valspar, the global paint company.

All of which helped Winmark, whose retail portfolio also includes Once Upon A Child and Plato’s Closet, earn a record $4 million, or 71 cents per share last year, on revenue of $31.2 million.

Morgan will announce the next act to some not-very-surprised shareholders at the company’s annual meeting on April 28. Winmark soon will launch an office-technology and furnishings leasing unit within Winmark.

Winmark’s stock hasn’t been going up simply because its retail fortunes have improved under Team Morgan.

Morgan, 63, a one-time IBM salesman, and several partners built the former Winthrop Leasing into a powerhouse over 15 years before selling for more than $350 million to TCF Financial in 1997. Morgan ran Winthrop within TCF and served on the TCF board for only two years before leaving the company in 1999.

Morgan, a guy who enjoys working, flunked a brief retirement after realizing that golf, the grandkids and the California dream house weren’t enough to keep him occupied. He and his wife sold the dream house and Morgan bought into down-spiraling Winmark.

Morgan watchers, some of whom have been buying the stock along with Morgan, suspected he would get back into the leasing business after his five-year noncompete agreement with TCF expired April 1.

“I think some people think we’re going to do the same things as we did at Winthrop,” Morgan said. “We’re going to go slowly and do it right. And we’re going to try and build it without outside equity. We’ve got a lot of ability to borrow money and we’re going to protect our stockholders from dilution. “We’re going to grow from about 100 people here to about 125 people this year.”

The early hint came last year when Winmark formed “Winmark Business Solutions,” which negotiates bulk services with vendors from accountants to Kinkos to Staples office supplies for discounted purchases by its franchisees and other small businesses.

Morgan predicted through a chuckle-filled interview last year that Winmark might one day be as big as the old Winthrop.

“But maybe not in my lifetime,” he quipped. “This isn’t just about making money, although I like that. I like business and being around young people here. It’s fun for me.”

Morgan, a multimillionaire, is known as a hard-nosed business executive but not one who takes himself too seriously. Nor does he show up at anti-tax rallies. He worries more about the working class.

Tax rates on six-figure incomes and the long-term capital gains rates — where millionaires really make their money — have been lowered since Morgan started in business and Ronald Reagan was a Democrat. “You don’t have to be that smart to make money in business,” said Morgan, born to a middle class family in Omaha, Neb. “I was born a white male and I had opportunity. I’ve been lucky to be surrounded by smart, talented people. I’ve made a lot of money.

“I think my taxes probably are too low. I’m going to give away most of my wealth anyway, including some to our [seven] kids and grandkids. But not too much.”

Morgan, a graduate of the Omaha public schools, is a big supporter of more private and public support for preschool help for disadvantaged kids. He and Bob Buuck, the retired founder of Minnetonka-based American Medical Systems, soon are leading a delegation of Minnesota business people, philanthropists and educators to the Omaha Educare Center, a preschool center in Omaha that Morgan has helped plan and underwrite along with Susan Buffett, the daughter of Omaha billionaire Warren Buffett.

Morgan, citing research by Minneapolis Federal Reserve Bank economists and recent supportive comments by the Minnesota Business Partnership, contends that we’re underfunding early-age education for kids whose parents can’t or won’t get them ready for kindergarten.

“We don’t spend enough on disadvantaged kids, starting when they’re infants,” he said. “That’s when you can help the kids and their parents get ready — before it’s too late. It costs us a lot more when those kids don’t make it through high school.”

Item 7.                                                             Financial Statements and Exhibits.

(c)                                  Exhibits:

99.1                           Press Release dated April 13, 2004

Items 9.                                                       Regulation FD Disclosure.

On April 13, 2004 the Company announced in a press release its results of operations and financial condition for the first quarter ended March 27, 2004.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 12.                                                       Disclosure of Results of Operations and Financial Condition.

On April 13, 2004 the Company announced in a press release its results of operations and financial condition for the first quarter ended March 27, 2004.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: April 13, 2004	By	/s/ Mark Hooley
Mark Hooley,
Vice President and General Counsel

EXHIBIT INDEX

to

April 13, 2004 Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description

99.1	Press Release dated April 13, 2004.